Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports First Quarter Fiscal 2020 Results

•Q1'20 revenue of $664.7 million increased 20% as-reported, or 22% in constant currency, from Q1'19.
•Adjusted its operating segments to better align internal business unit structure with the "Follow the Molecule" strategy and increase focus on biologics-related technologies, resulting in four segments: Softgel and Oral Technologies, Biologics, Oral and Specialty Delivery, and Clinical Supply Services.
•Double-digit organic revenue and segment EBITDA growth across Softgel and Oral Technologies, Oral and Specialty Delivery, and Clinical Supply Services segments.
•Integration of recently acquired gene therapy businesses progressing ahead of expectations.
•Reaffirming FY'20 financial guidance range, which reflects revenue growth of 10% to 14%, and adjusted EBITDA growth of 17% to 22%.

Somerset, N.J. - November 5, 2019 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, gene therapies, and consumer health products, today announced financial results for the first quarter of fiscal year 2020, which ended September 30, 2019.

First quarter 2020 revenue of $664.7 million increased 20% as reported, or 22% in constant currency, from the $551.8 million reported in the first quarter a year ago, primarily driven by the combined impact of the gene therapy acquisitions within the Biologics segment, and organic growth within our Softgel and Oral Technologies, Oral and Specialty Delivery, and Clinical Supply Services segments.

First quarter 2020 net earnings were $0.1 million. After taking into account the series A preferred dividend, net loss attributable to common shareholders was $8.0 million, or a loss of $0.05 per basic share, compared to a net loss of $14.4 million, or $0.10 per basic share, in the first quarter a year ago.

First quarter 2020 EBITDA from operations of $90.1 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, increased $22.5 million from $67.6 million in the first quarter a year ago. First quarter 2020 Adjusted EBITDA (see the non-GAAP reconciliation for a discussion of this metric) was $127.1 million, or 19.1% of revenue, compared to $99.9 million, or 18.1% of revenue, in the first quarter a year ago. This represents an increase of 27% as reported, and an increase of 28% on a constant-currency basis, with all segments contributing to the growth.

First quarter 2019 Adjusted Net Income (see the GAAP to non-GAAP reconciliation) was $40.5 million, or $0.26 per diluted share, compared to Adjusted Net Income of $25.4 million, or $0.18 per diluted share, in the first quarter a year ago.

“Our financial performance for the first quarter was aligned with our expectations and provides a strong start to our fiscal year 2020,” said John Chiminski, Chair and Chief Executive Officer of Catalent, Inc. “We continue to benefit from the robust market demand within the CDMO industry, our leadership position, and the recent investments within Biologics, including gene therapy. Our May 2019 acquisition of viral vector developer and manufacturer Paragon Bioservices has already begun to accelerate Catalent’s financial growth and is creating substantial value for our customers, patients, and shareholders.”

In fiscal 2020, the Company modestly adjusted its operating segments to better align its internal business unit structure with its “Follow the Molecule” strategy and the increased focus on its biologics-related offerings. Under the revised structure, the Company changed the components of three of its four operating segments:
•Softgel and Oral Technologies includes formulation, development, and clinical and commercial manufacturing of soft capsules, or “softgels”, as well as large-scale manufacturing of oral solid dose forms, for pharmaceutical and consumer health markets, and supporting ancillary services.
•Biologics encompasses biologic cell-line and viral vector gene therapy development and manufacturing; formulation, development, and manufacturing for parenteral dose forms, including prefilled syringes, vials, and cartridges; and analytical development and testing services for large molecules.

•Oral and Specialty Delivery includes formulation, development, and small to medium-scale manufacturing for most types of oral solid dose forms, including Zydis orally dissolving tablets; formulation, development, and manufacture of blow-fill-seal unit doses, metered dose inhalers, and nasal products; and analytical development and testing capabilities for small molecules.

The Company's fourth segment, Clinical Supply Services, remains unchanged. The Company's operating segments are the same as its reporting segments. All prior-period comparative segment information has been restated to reflect the current reportable segments in accordance with Accounting Standards Codification ("ASC") topic 280, Segment Reporting.

First Quarter 2020 Segment Highlights

Segment Revenue Highlights

Revenue from the Softgel and Oral Technologies segment was $263.7 million for the first quarter of fiscal 2020, an increase of 10% as reported, or 12% in constant currency, compared to the first quarter a year ago. The constant-currency increase was primarily driven by increased consumer health volume in Europe and higher demand for prescription and consumer health products across North America, which is partly attributable to recently launched products.

Revenue from the Biologics segment was $188.6 million for the first quarter of fiscal 2020, an increase of 50% as reported, or 51% in constant currency, over the first quarter a year ago. The constant-currency growth was primarily driven by the gene therapy acquisitions, which contributed 45 percentage points to the segment's revenue in constant currency. Excluding the impact of these acquisitions, segment revenue increased 6% due to favorable end-customer demand for our U.S.-based biologics drug product offerings which, in turn, was due to improved capacity utilization, partially offset by the fiscal 2019 completion of a limited-duration customer contract for non-cell-line clinical manufacturing services in our U.S. drug substance platform.

Revenue from the Oral and Specialty Delivery segment was $132.6 million for the first quarter of fiscal 2020, an increase of 20% as reported, or 21% in constant currency, over the first quarter a year ago. The constant-currency increase was principally attributable to strong end-market demand for oral commercial products across the U.S. and Europe, as well as an increased intake of new molecules within our development and analytical services platform. The Juniper acquisition, which closed in August 2018, contributed 3 percentage points to the segment's revenue in constant currency.

Revenue from the Clinical Supply Services segment was $84.6 million for the first quarter of fiscal 2020, an increase of 9% as reported or 11% in constant currency, over the first quarter a year ago. The constant-currency increase primarily resulted from strong demand related to storage and distribution and manufacturing and packaging services.

Segment EBITDA Highlights

Softgel and Oral Technologies segment EBITDA (see the non-GAAP discussion below) was $46.4 million in the first quarter of fiscal 2020, an increase of 12% as reported, or 15% in constant currency, versus the first quarter a year ago. The increase was primarily driven by increased consumer health volume in Europe and higher demand for high-margin prescription and consumer health products across North America, which is partly attributable to recently launched products.
Biologics segment EBITDA in the first quarter of fiscal 2020 was $35.8 million, an increase of 33% as reported and in constant currency. The constant-currency growth was driven by the gene therapy acquisitions, which contributed 51 percentage points to segment EBITDA in constant currency. Excluding the impact of these acquisitions, segment EBITDA decreased 18%, driven by decreased volume related to our U.S. drug substance product offering, which was primarily due to the fiscal 2019 completion of a limited duration customer contract for non-cell-line clinical manufacturing services, partially offset by increased demand for our U.S.-based drug product offering.

Oral Drug Delivery segment EBITDA in the first quarter of fiscal 2020 was $27.7 million, an increase of 47% as reported, or 51% in constant currency, principally attributable to strong end-market demand for high-margin oral commercial products across the U.S. and Europe, as well as an increased intake of new molecules within our development and analytical services platform. The Juniper acquisition, which closed in August 2018, contributed 5 percentage points to the segment's EBITDA growth in constant currency.

Clinical Supply Services segment EBITDA in the first quarter of fiscal 2020 was $21.6 million, an increase of 7% as reported, or 11% in constant currency. The increase was primarily driven by strong demand related to storage and distribution and manufacturing and packaging services.

Additional Financial Highlights

First quarter 2020 gross margin of 26.7% decreased 20 basis points as-reported, from 26.9% in the first quarter a year ago. The decrease was primarily attributable to the drug substance declines within our Biologics segment due to the fiscal 2019 completion of a limited duration customer contract for non-cell-line clinical manufacturing services, partially offset by the gene therapy acquisitions and margin improvement across the Softgel and Oral Technologies and Oral and Specialty Delivery segments.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $374 million as of September 30, 2019, a 2% increase compared to the fourth quarter of fiscal 2019. The segment recorded net new business wins of $93 million during the first quarter, which is an increase of 28% compared to the net new business wins recorded in the same period of prior year. The segment’s trailing-twelve-month book-to-bill ratio was 1.2x.

Balance Sheet and Liquidity

As of September 30, 2019, Catalent had $2.9 billion in total debt, and $2.7 billion in total debt net of cash and short-term investments, which is closely aligned with the net debt as of June 30, 2019. Catalent’s total net leverage ratio as of September 30, 2019 was 4.3x. On a pro forma basis for the May 2019 Paragon Bioservices acquisition, Catalent’s total net leverage ratio as of September 30, 2019 would have been 4.2x; an improvement compared to the pro forma total net leverage ratio of 4.5x as of the time of the announcement of the Paragon acquisition.

Fiscal Year 2020 Outlook

Management is reaffirming its previously issued financial guidance. For fiscal 2020, the Company expects revenue in the range of $2.78 billion to $2.88 billion. Catalent expects Adjusted EBITDA in the range of $700 million to $730 million and Adjusted Net Income in the range of $300 million to $330 million. The Company expects a fully diluted share count in the range of 159 million to 160 million shares on a weighted-average basis, counting the Series A preferred shares as-if converted.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

Upcoming Conference Presentation

The Company is announcing that John Chiminski, Chair and CEO, and Wetteny Joseph, Senior Vice President & CFO, will present at the Jefferies 2019 London Healthcare Conference at 4:00 p.m. GMT on Thursday, November 21st, in London, England. A live webcast of the presentations will be accessible through the Company’s website at http://investor.catalent.com and will be available for replay following the event.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs nearly 13,000 people, including approximately 2,400 scientists, at more than 35 facilities across four continents and in fiscal 2019 generated over $2.5 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on

Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share. Adjusted Net Income/(Loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(Loss) as net earnings/(loss) adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. The Company believes that Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(Loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from operations and Adjusted EBITDA is earnings/(loss) from operations. The most directly comparable GAAP measure to Adjusted Net Income/(Loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from operations to EBITDA from operations and Adjusted EBITDA and a reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings, which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies, including as a result of the U.K.’s pending exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions, including the pending acquisition of the Anagni facility, and other transactions that may complement or expand the Company’s business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at our existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions;

additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest-rate risk to the extent of the Company’s variable-rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed August 27, 2019. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended September 30,		FX Impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Net revenue	$664.7	$551.8	$(11.0)	$123.9	22%
Cost of sales	487.0	403.3	(8.1)	91.8	23%
Gross margin	177.7	148.5	(2.9)	32.1	22%
Selling, general and administrative expenses	142.8	115.5	(1.0)	28.3	25%
Impairment charges and (gain)/loss on sale of assets	(0.2)	2.9	—	(3.1)	(107)%
Restructuring and other	0.7	9.7	—	(9.0)	(93)%
Operating earnings	34.4	20.4	(1.9)	15.9	78%
Interest expense, net	36.3	28.1	(0.1)	8.3	30%
Other expense/(income), net	4.9	5.7	(1.8)	1.0	18%
Earnings from operations before income taxes	(6.8)	(13.4)	—	6.6	(49)%
Income tax expense(benefit)	(6.9)	1.0	(0.1)	(7.8)	(780)%
Net earnings/(loss)	$0.1	$(14.4)	$0.1	$14.4	(100)%
Less: Series A Preferred Stock dividend	(8.1)	—	—	—	—%
Net earnings/(loss) attributable to common shareholders	$(8.0)	$(14.4)	$—	$—	—%

Weighted average shares outstanding	145.7	142.1
Weighted average diluted shares outstanding	145.7	142.1

Earnings/(loss) per share:
Basic
Net earnings/(loss)	$(0.05)	$(0.10)
Diluted
Net earnings/(loss)	$(0.05)	$(0.10)

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; dollars in millions)

	Three Months Ended September 30,		FX Impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Softgel and Oral Technologies
Net revenue	$263.7	$240.1	$(6.0)	$29.6	12%
Segment EBITDA	46.4	41.3	(1.0)	6.1	15%
Biologics
Net revenue	188.6	125.7	(1.5)	64.4	51%
Segment EBITDA	35.8	27.0	(0.2)	9.0	33%
Oral and Specialty Delivery
Net revenue	132.6	110.8	(1.9)	23.7	21%
Segment EBITDA	27.7	18.9	(0.8)	9.6	51%
Clinical Supply Services
Net revenue	84.6	77.7	(1.7)	8.6	11%
Segment EBITDA	21.6	20.2	(0.8)	2.2	11%
Inter-segment revenue elimination	(4.8)	(2.5)	0.1	(2.4)	(96)%
Unallocated Costs	(41.4)	(39.8)	2.0	(3.6)	(9)%
Combined totals
Net revenue	$664.7	$551.8	$(11.0)	$123.9	22%

EBITDA from operations	$90.1	$67.6	$(0.8)	$23.3	34%

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Quarter Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Net earnings/(loss)	$(14.4)	$49.0	$31.7	$71.1	$0.1
Interest expense, net	28.1	25.5	26.4	30.9	36.3
Income tax expense	1.0	2.3	10.9	8.7	(6.9)
Depreciation and amortization	52.9	54.6	66.4	54.7	60.6
EBITDA from operations	67.6	131.4	135.4	165.4	90.1
Equity compensation	10.0	7.5	6.6	9.2	16.6
Impairment charges and (gain)/loss on sale of assets	2.9	(0.1)	(0.1)	2.4	(0.2)
Financing-related expenses and other	4.2	—	—	11.7	0.1
U.S. GAAP restructuring and other	9.7	0.1	3.1	1.2	0.7
Acquisition, integration, and other special items	3.6	5.6	13.1	21.3	11.1
Foreign exchange loss/(gain) (included in other, net)	2.0	1.0	(3.7)	1.2	(0.1)
Other adjustments	(0.1)	0.5	(0.1)	(13.0)	8.8
Adjusted EBITDA(1)	$99.9	$146.0	$154.3	$199.4	$127.1
FX impact (unfavorable)					(0.9)
Adjusted EBITDA at constant currency					$128.0

* Refer to the Company's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.
(1) In its earnings release for the quarter ended September 30, 2018, the Company included an adjustment in the reconciliation from net earnings to Adjusted EBITDA relating to a cumulative effect of change in accounting for ASC 606. The Company is no longer making this adjustment in its presentation of Adjusted EBITDA.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(Unaudited; in millions, except per share data)

	Quarter Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Net earnings /(loss)	$(14.4)	$49.0	$31.7	$71.1	$0.1
Amortization (1)	18.2	19.5	31.4	19.1	21.5
Stock-based compensation	10.0	7.5	6.6	9.2	16.6
Impairment charges and (gain)/loss on sale of assets	2.9	(0.1)	(0.1)	2.4	(0.2)
Financing-related expenses	4.2	—	—	11.7	0.1
U.S. GAAP restructuring and other	9.7	0.1	3.1	1.2	0.7
Acquisition, integration, and other special items	3.6	5.6	13.1	21.3	11.1
Foreign exchange loss/(gain) (included in other, net)	2.0	1.0	(3.7)	1.2	(0.1)
Other adjustments	(0.1)	0.5	(0.1)	(13.0)	8.8
Estimated tax effect of adjustments (2)	(10.6)	(7.6)	(11.3)	(13.0)	(12.1)
Discrete income tax (benefit)/expense items (3)	(0.1)	(3.3)	(2.8)	(8.3)	(6.0)
Tax law changes provision (4)	—	(6.8)	3.3	—	—
Adjusted net income (ANI)	$25.4	$65.4	$71.2	$102.9	$40.5
Weighted average shares outstanding	142.1				145.7
Weighted average diluted shares outstanding	144.1				160.9
ANI per share:
ANI per basic share	$0.18				$0.28
ANI per diluted share	$0.18				$0.26
Earnings/(loss) per share:
Net earnings/(loss) per basic share	$(0.10)				$(0.05)
Net earnings/(loss) per diluted share	$(0.10)				$(0.05)

* Refer to the Company's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.
(2) The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.
(3) Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(4) During fiscal 2018, we recorded a net tax charge of $42.5 million as a provisional estimate of the net accounting impact of the 2017 Tax Act. In fiscal 2019, we completed our analysis, as permitted by Staff Accounting Bulletin No. 118, and recorded a reduction of $3.5 million.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	September 30, 2019	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$243.4	$345.4
Trade receivables, net	647.9	693.1
Inventories	250.7	257.2
Prepaid expenses and other	124.8	100.1
Total current assets	1,266.8	1,395.8
Property, plant, and equipment, net	1,561.1	1,536.7
Other non-current assets, including intangible assets	3,291.6	3,251.5
Total assets	$6,119.5	$6,184.0

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$74.3	$76.5
Accounts payable	214.0	255.8
Other accrued liabilities	327.5	338.4
Total current liabilities	615.8	670.7
Long-term obligations, less current portion	2,858.7	2,882.8
Other non-current liabilities	389.1	342.3
Commitments and contingencies (1)	—	—
Redeemable preferred stock	606.6	606.6
Total shareholders' equity	1,649.3	1,681.6
Total liabilities, redeemable preferred stock, and shareholders' equity	$6,119.5	$6,184.0

(1) Please refer to note 16 of the consolidated financial statements within our Quarterly Report on Form 10-Q for the fiscal year ended September 30, 2019.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Three Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$25.2	$41.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(73.5)	(38.3)
Payment for acquisitions, net of cash acquired	(10.7)	(127.5)
Payments for investments	(0.7)	—
Net cash (used in) investing activities from continuing operations	(84.9)	(165.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(2.5)	(4.5)
Payments related to long-term obligations	(3.3)	(454.7)
Dividends paid	(11.9)	—
Proceeds from sale of common stock, net	—	445.5
Cash paid, in lieu of equity, for tax withholding obligations	(18.1)	(5.1)
Net cash (used in)/provided by financing activities	(35.8)	(18.8)
Effect of foreign currency exchange on cash	(6.5)	(0.7)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(102.0)	(144.1)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	345.4	410.2
CASH AND EQUIVALENTS AT END OF PERIOD	$243.4	$266.1